Exhibit 99.1

Ten Million and Growing

Toronto, July 07, 2005 - FirstBingo.com (OTCBB: FBGO), announced today that with the April 25th - May 21st Competition Period and three part marketing campaign having drawn to a conclusion the company received over 10 million playtime minutes and 41,797 visitors.

The company's, TriviaBingo.com website continues to set the benchmark, and grow quite rapidly with its online membership based game of skill.

"With the commitment of so many individuals and corporations to this project we already have an incredible success on our hands, one never before seen by the FirstBingo.com membership based community," states Richard Wachter, President of FirstBingo.com.

NY OTC Financial is a division of National Financial Communications Corp. Since 1992, NFC Corp and OTC Financial Network have provided consulting services and customized, proactive investor relations campaigns to more than 500 small/micro-cap public companies. OTC Financial Network designs and implements results-driven direct mail, electronic marketing, shareholder communications and other programs to increase market awareness on behalf of its clients.

For more information visit http://www.nyotcfn.com/fbgo.php and www.otcfn.com/fbgo

FirstBingo.com, is currently engaged in the production and customization of an innovative and exciting new corporate marketing and advertising tool. FirstBingo.com specializes in the development and production of multimedia properties, most notably an innovative and exciting internet/television game show called TriviaBingo. The company's solution combines the skill testing question aspect of trivia with the excitement and popularity of bingo. By participating online, members can compete for the opportunity to appear on TV TriviaBingoJ, the television version of the game.

For more information visit: www.firstbingo.com

This press release contains "forward-looking" statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended, and is subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors discussed in FirstBingo.com reports that will be on file with the US Securities and Exchange Commission.
Contact:
FirstBingo.com, 1-800-381-5272
or
Investor Relations:
NY OTC Financial Network
Fred Lande, 516-487-0841
info@nyotcfn.com
www.NYotcfn.com